UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 21, 2009
BROOKS AUTOMATION, INC.
(Exact name of registrant as specified in its charter)
DELAWARE
(State or other jurisdiction of incorporation)

0-25434	04-3040660

(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (978) 262-2400.
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 Costs Associated with Exit or Disposal Activities
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of certain Officers
ITEM 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
Ex-99.1 Press Release issued on January 26, 2009

ITEM 2.05   Costs Associated with Exit or Disposal Activities
     On January 21, 2009, Brooks Automation, Inc. (“Brooks” or the “Company”) began a plan of termination in connection with a restructuring of its operations designed to enhance performance and improve operating results. Brooks is combining its formerly separate vacuum pump and robotic product groups into a single Critical Solutions Group. This move will simplify the Company’s organizational structure, reduce facility and overhead requirements and more effectively leverage the overall capabilities of the two Chelmsford, Massachusetts-based groups. During and after the Company’s second quarter of fiscal 2009, the Company expects to eliminate approximately 350 positions, which will reduce its global workforce by approximately twenty percent. Brooks currently expects to complete the reduction in force prior to the end of the third quarter of fiscal 2009.
     Brooks expects to incur approximately $10 to $12 million in cash charges related to the reduction in force, of which approximately $4.1 million will be recognized in the first quarter of fiscal 2009 and the significant majority of the balance in the second quarter of fiscal 2009. Substantially all of these expected charges are the result of severance and other workforce reduction costs.
     A copy of the press release announcing the restructuring is attached hereto as Exhibit 99.1.
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     Effective January 23, 2009, in connection with the restructuring described above, the employment of Michael W. Pippins, formerly President of Brooks’ Automation Systems Group, terminated.
ITEM 9.01   Financial Statements and Exhibits
(d) Exhibits

99.1	Press release issued on January 26, 2009, by Brooks Automation, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.
/s/ Thomas S. Grilk
Thomas S. Grilk
Date: January 27, 2009	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued on January 26, 2009.